EXHIBIT 5.1


                                 April 10, 2002




Board of Directors
Columbia Sportswear Company
14375 NW Science Park Drive
Portland, OR 97229


         We have acted as counsel for Columbia Sportswear Company (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,650,000 shares of common stock (the "Shares") of the Company issuable pursuant to the Company's 1997 Stock Incentive Plan (the "Plan"). We have reviewed the corporate action of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

         2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,




                                       STOEL RIVES LLP